Exhibit 10.4

March 18, 2018

Paul B. Cleveland

682 Hoska Drive

Del Mar, CA 92014-2839

Dear Paul:

On behalf of Alder BioPharmaceuticals, Inc. (“Alder” or the “Company”), we are pleased to offer you the position of Interim President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”).

The terms under which we offer you this position, in their entirety, are as follows:

•	Compensation Your starting rate of pay will be $578,000 annually, less standard payroll deductions and withholdings, paid in accordance with the Company’s standard payroll practices.

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Sign-On Bonus   The Company will also pay you a sign-on bonus in the amount of $100,000, subject to standard payroll deductions and withholdings, to be paid with your first paycheck after the date you sign this offer letter.

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Retention Bonus  If you accept this offer, you will also be eligible to earn a retention bonus in connection with your continued employment with the Company on the terms described in this paragraph (the “Retention Bonus”).  Specifically, if you remain continuously employed with the Company through the earlier to occur of (i) the six (6)-month anniversary of your start date of employment and (ii) the date that a new CEO begins employment with Alder (such earlier date, the “Earn Date”), then you will earn a Retention Bonus in the amount of $158,950, less all applicable deductions and withholdings.  If you have earned a Retention Bonus, it will be paid within five (5) business days after the Earn Date.

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Stock Options   The Board views stock option grants as an important portion of the compensation package. As part of this offer, subject to approval by the Board, Alder is pleased to offer you an option (the “Option”) to purchase 100,000 shares of common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) with an exercise price equal to the fair market value of a share of common stock as of the date of grant. The Option will be granted as an incentive stock option to the maximum extent permitted by law and will be subject to the terms of the Plan and form stock option grant documentation.  The Option will be 100% unvested on the date of grant, and will become 100% vested on the Earn Date, if and only if the Earn Date occurs during your employment with the Company.

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Benefits   As a full-time employee you will be entitled to participate in our employee benefit programs, including medical, dental and vision insurance programs. The details of these plans will be described on your first day of work. In light of our expectation that you will be serving in the CEO position for an interim period, you will not be a participant in the Alder Executive Severance Benefit Plan. You will also be eligible to take 4 weeks of paid vacation time per year.  In addition, Alder observes the following paid holidays:  Memorial Day, Independence Day, Labor Day, Thanksgiving, Friday after Thanksgiving, and the week of Christmas to New Year’s Day.

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Board Service   If you accept this offer, you will continue to serve as a member of the Board (including while serving as CEO and following the termination of your service as CEO) until your successor has been duly elected and qualified, or, if sooner, until your death, resignation or removal.

•	Offer of Employment Expiration Date This offer expires March 20, 2018. If you sign this offer letter agreement, the terms of this offer letter agreement will be effective as of March 15, 2018.

In accordance with Washington State law, the employment opportunity that we offer is of indefinite duration and will continue as long as you and the Company consider it of mutual benefit.  Either you or the Company is free to terminate the employment relationship at will and at any time.  Likewise, all terms of your employment here (other than your at-will employment status) are subject to change at the will of the Company management.  Any representations to the contrary that have been made to you are unauthorized and are formally rescinded.

Assuming that you accept this offer of employment, as a condition of employment you must sign a copy of our Proprietary Information and Inventions Agreement.  At this time we’ll need attached to this agreement a listing of any and all patents that you have invented or co-invented.  We will need these items before your work at Alder begins.  This offer is also contingent upon a background check, degree verification and satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

We hope you will consider this offer of employment favorably and join us in pursuing our scientific and business goals here at Alder.  If you have any questions regarding any of the above information, please contact me c/o Heather Malcolm at 425 205 2908.

To accept this offer, please sign and return one copy of this letter to us.

Sincerely,

/s/ Clay B. Siegall

Clay B. Siegall, Ph.D.

Chairman of the Compensation Committee of the Board of Directors

I accept this offer:

/s/ Paul B. Cleveland                 March 18, 2018

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